FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc.                               [CARIBOU COFFEE LOGO]
3900 Lakebreeze Avenue North
Minneapolis, MN  55429
(763) 592-2200

INVESTOR RELATIONS CONTACT:                                       MEDIA CONTACT:
INTEGRATED CORPORATE RELATIONS                                  GEORGE MILEUSNIC
Kathleen Heaney (203) 803-3585                                    (763) 592-2200
Julia Heckman (203) 247-7275
ir@cariboucoffee.com

        CARIBOU COFFEE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
              - FULL-YEAR COMPARABLE COFFEEHOUSE SALES INCREASED 6%
     - FOURTH QUARTER AND FISCAL YEAR 2005 TOTAL NET SALES AT RECORD LEVELS

MINNEAPOLIS, MINNESOTA, FEBRUARY 15, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company owned gourmet coffeehouse operator in terms of coffeehouses, today announced that fourth quarter of 2005 and fiscal year 2005 total net sales increased 15 percent and 23 percent, respectively. Total net sales for the fourth quarter of 2005 and fiscal year 2005 represents a new total net sales record for both periods. Total net sales were $56.4 million in the fourth quarter of 2005 and $198.0 million for the fiscal year 2005. The per share loss before the cumulative effect of accounting change for the fourth quarter of 2005 and fiscal year 2005 was ($0.01) and ($0.29), respectively. The loss per share after the cumulative effect of accounting change for the fourth quarter of 2005 and the fiscal year 2005 was ($0.03) and ($0.32), respectively.

Fiscal year 2004 and the fourth quarter of 2004 were comprised of 53 and 14 weeks, respectively, whereas fiscal year 2005 and the fourth quarter of 2005 were comprised of 52 and 13 weeks, respectively.

Comparable coffeehouse sales increased 2% for the thirteen weeks ended January 1, 2006 compared with the same thirteen weeks in the prior year. For fiscal year 2005, comparable coffeehouse sales were up 6% compared to the same 52 weeks in the prior year. Licensed coffeehouses are not included in the comparable coffeehouse sales calculations.

OTHER HIGHLIGHTS FOR THE FOURTH QUARTER OF 2005:

      -     Opened 44 company-operated coffeehouses and 5 licensed coffeehouses.

      - Other sales increased 110 percent during the fourth quarter of 2005 compared to the fourth quarter of 2004, despite one less week of sales in the fourth quarter of 2005.

      - Adjusted EBITDA was $4.7 million. Adjusted EBITDA prior to the cumulative effect of accounting change was $5.0 million.

      - Cash and cash equivalents position of $33.8 million as of fiscal year end 2005.

Michael J. Coles, Chairman, President & CEO, commented. "We are pleased with our 2005 results. We were able to generate solid comparable coffeehouse sales increases and opened a record 86 new coffeehouses during the year while at the same time going public. In 2006 we will continue to accelerate coffeehouse unit expansion, drive comparable coffeehouse sales growth through customer service initiatives and innovative product offerings and maximize commercial and licensing opportunities." Added, Mr. Coles, "We are particularly excited about the opportunities for our commercial business and our licensing agreements with General Mills and Kemps Dairy."

FOURTH QUARTER OF 2005 RESULTS

The fourth quarter of 2004 was comprised of 14 weeks, while the fourth quarter of 2005 was comprised of 13 weeks.

Total net sales increased 15 percent to $56.4 million in the fourth quarter of 2005 compared to $49.1 million in the fourth quarter of 2004. Both coffeehouse sales and other sales performed well and were driven by the increase in the number coffeehouses and commercial customers, respectively. Caribou Coffee opened 44 company-operated coffeehouses and 5 licensed coffeehouses in the fourth quarter of 2005.

Comparable coffeehouse sales increased 2% for the thirteen weeks ended January 1, 2006 compared to very strong comparable coffeehouse sales increase in the prior year.

Cost of sales and related occupancy costs in the fourth quarter of 2005, were $23.2 million compared to $19.4 million in the fourth quarter of 2004. This increase was primarily due to the 86 company owned coffeehouses opened since the fourth quarter of 2004. Cost of sales and related occupancy costs as a percentage of total net sales were 41.2 percent during fourth quarter of 2005 up from 39.5 percent in the fourth quarter of 2004 primarily due to the higher occupancy expense as a percentage of coffeehouse sales associated with the new coffeehouses opened during the past 12 months, one less week of sales to offset fixed occupancy costs and lower commercial sales margins associated with the launch of our expanded grocery and mass merchandiser business.

Operating expenses increased $3.5 million, or 18.6 percent, to $22.1 million as a result of new coffeehouse openings during the fiscal year. Operating expenses as a percentage of total net sales were 39.2 percent during the fourth quarter of 2005 up from 38.0 percent in the fourth quarter of 2004 primarily due to the higher operating expenses as a percentage of coffeehouse sales associated with the new coffeehouses opened during the past 12 months.

Opening expenses for the fourth quarter of 2005 was $0.9 million as compared to $0.4 million for the fourth quarter of 2004. The increase is attributable to opening 44 new coffeehouses in the fourth quarter of 2005 versus 26 new coffeehouses in the fourth quarter of 2004.

Depreciation and amortization increased to $4.9 million in the fourth quarter of 2005 compared to $4.3 million in the fourth quarter of 2004. The increase was primarily due to coffeehouse openings during the fiscal year.

General and administrative (G & A) expenses increased to $5.6 million in the fourth quarter of 2005 compared to $4.7 million in the fourth quarter of 2004. The increase was primarily due to infrastructure growth to support new coffeehouse development and increased costs associated with being a public company. As a percentage of total net sales, G&A expenses were
9.8 percent in the fourth quarter of 2005, up from 9.6 percent in the fourth quarter of 2004.

Effective October 3, 2005, the Company adopted FASB Financial Interpretation No. 47 ("FIN 47") Accounting for Conditional Asset Retirement Obligations. FIN 47 requires the Company to record an asset and a corresponding liability for the present value of the estimated asset retirement obligation associated with the fixed assets and leasehold improvements at some of our coffeehouse locations. The asset is depreciated over the life of the corresponding lease while the liability accretes to the amount of the estimated retirement obligation. The Company recognized an expense for the cumulative effect of this accounting change in the fourth quarter of 2005 of $0.4 million or ($0.02) per share.

EBITDA for the fourth quarter of 2005 was $4.7 million compared to $5.9 million for the fourth quarter of 2004. Adjusted EBITDA was $4.7 million in fourth quarter of 2005 compared with $6.4 million in fourth quarter of 2004. Adjusted EBITDA for the fourth quarter of 2005 prior to the cumulative effect of accounting change was $5.0 million. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)

The net loss before cumulative effect of accounting change for the fourth quarter of 2005 was ($0.2) million, or ($0.01) per share compared to net income of $0.8 million, or $0.06 per share, for the fourth quarter of 2004. The net loss after cumulative effect of accounting change for the fourth quarter of 2005 was ($0.6) million, or ($0.03) per share compared to net income of $0.8 million, or $0.06 per share, for the fourth quarter of 2004.

FISCAL YEAR 2005 RESULTS

Fiscal year 2004 was comprised of 53 weeks, while fiscal year 2005 was comprised of 52 weeks.

During fiscal year 2005, total net sales increased 23 percent to $198.0 million, driven by a 6 percent increase in comparable coffeehouse sales, the opening of 86 new coffeehouses and other sales increase of 101 percent.

The significant increase in both cost of goods sold and related occupancy and operating expenses for the fiscal year is primarily attributable to opening 86 new company owned coffeehouses during the year. Cost of sales and related occupancy and operating expenses as a percent of total net sales during fiscal year 2005 were flat when compared with fiscal year 2004.

Opening expenses for fiscal year 2005 was $2.1 million as compared to $1.2 million for fiscal year 2004. The increase is attributable to opening 86 new coffeehouses in 2005 versus 57 new coffeehouses in 2004.

Depreciation and amortization increased to $16.4 million in fiscal year 2005 compared to $13.4 million in fiscal year 2004. The increase was primarily due to coffeehouse openings.

General and administrative (G & A) expenses increased to $22.7 million during the fiscal year 2005 compared to $15.5 million for the fiscal year 2004. The increase was due to infrastructure growth to support new coffeehouse development, costs associated with amending the employment agreement of the Company's CEO in connection with the Company's initial public offering and on-going public company costs. As a percentage of total net sales, G&A expenses were 11.5 percent for the fiscal year 2005, up from 9.7 percent for the fiscal year 2004. This increase is primarily attributable to costs associated with amending the employment agreement of the Company's CEO and on-going public company costs.

The increase in interest expense during fiscal year 2005 reflects an increase in borrowings under the Company's revolving credit facility to fund new coffeehouse openings over the past twelve months. The Company repaid the outstanding balance on the revolving credit facility with a portion of the proceeds from its initial public offering which closed October 4, 2005. The Company had $60.0 million available under its revolving credit facility at 2005 fiscal year end.

Other income includes derivative income which resulted from the decrease in fair value of the IPO-related underwriters' over-allotment option. No such transaction existed in fiscal year 2004.

EBITDA for fiscal year 2005 was $14.8 million compared to $13.9 million for fiscal year 2004 Adjusted EBITDA was $15.9 million for fiscal year 2005 compared with $14.4 million for fiscal year 2004. Adjusted EBITDA for fiscal year 2005 prior to the cumulative effect of accounting change was $16.2 million. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)

The net loss before the cumulative effect of accounting change for fiscal year 2005 was ($4.5) million, or ($0.29) per share versus a net loss of ($2.1) million, or ($0.15) per share for fiscal year 2004. The net loss after the cumulative effect of accounting change for the fiscal year 2005 was ($4.9) million, or ($0.32) per share compared to a net loss of ($2.1) million, or ($0.15) per share, for the fiscal year 2004.

2006 OUTLOOK

For fiscal year 2006, Caribou Coffee expects comparable coffeehouse sales to be in the range of 3 to 7%. Comparable coffeehouse sales are expected to be at the lower end of this range in the first half of the year as the Company is up against strong comparable coffeehouse sales from the same period last year. New coffeehouse openings in fiscal year 2006 are projected to be between 105 and 120 of which 90 to 100 will be company owned and the remainder will be licensed coffeehouses. The vast majority of the new company owned coffeehouses are expected to open in existing markets, but we do plan on entering the Kansas City market.

The net loss for fiscal year 2006 is estimated to be in the range of ($2.0) million to ($3.8) million. Adjusted EBITDA for the fiscal year 2006 is estimated to be in the range of $20 million to $22 million, while the loss per share is estimated to be in the range of ($0.10) to ($0.20). (Note that net loss, adjusted EBITDA and EPS projections do not include the impact of stock option expenses as per FAS 123R). We estimate the negative EPS impact of adopting FAS 123R to be in the range of ($0.03) to ($0.05) per share.

CONFERENCE CALL

Caribou Coffee will host a conference call today, Wednesday, February 15, 2006 at 4:30pm Eastern Time to discuss these results. Hosting the call will be Michael Coles, Chairman of the Board, Chief Executive Officer and President, and George Mileusnic, Chief Financial Officer. The call-in number is 1-800-289-0529. The call will be webcast live from the Company's website at www.cariboucoffee.com. The webcast link will be available under the investor relations section. If you are unable to join the call, a replay will be available for one week beginning at 7:30pm Eastern time on February 15, 2006 and can be accessed by dialing 1-888-203-1112, passcode 2985245.

ABOUT THE COMPANY

Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of January 1, 2006, Caribou Coffee had 395 coffeehouses, including 9 licensed locations. Caribou Coffee's coffeehouses are located in 15 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to grocery stores and mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                             SELECTED OPERATING DATA

                                               14 Weeks    13 Weeks    53 Weeks    52 Weeks
                                                Ended        Ended      Ended        Ended
                                               January 2,  January 1,  January 2,  January 1,
                                                 2005        2006        2005        2006
Comparable coffeehouse sales
(company owned)*                                     7%        2%         8%          6%
COFFEEHOUSE COUNT
Company owned:
Coffeehouses at beginning of period                280       344        251         304
Coffeehouses opened in period                       26        44         57          86
Coffeehouses closed in period                       (2)       (2)        (4)         (4)
Coffeehouses at end of period                      304       386        304         386
Licensed                                             2         9          2           9
Total coffeehouses                                 306       395        306         395

- Fiscal year 2004 and the fourth quarter of 2004 were comprised of 53 and 14 weeks, respectively, whereas fiscal year 2005 and the fourth quarter of 2005 were comprised of 52 and 13 weeks, respectively. Comparable coffeehouse sales for the 13 and 52 weeks ended January 1, 2006 compares sales for the 13 and 52 weeks ended January 1, 2006, to the same 13 and 52 weeks in the prior fiscal year.

                   CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
        (A Majority Owned Subsidiary of Caribou Holding Company Limited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   13 WEEKS ENDED        14 WEEKS ENDED
                                                                  JANUARY 1, 2006      JANUARY 2, 2005(1)
                                                                  ---------------      ------------------
                                                                                (Unaudited)
Coffeehouse sales                                                 $    53,929,610      $       47,908,901
Other sales                                                             2,453,790               1,168,688
                                                                  ---------------      ------------------
Total net sales                                                        56,383,400              49,077,589

Cost of sales and related occupancy costs                              23,218,555              19,385,713
Operating expenses                                                     22,106,894              18,646,811
Opening expenses                                                          919,474                 386,587
Depreciation and amortization                                           4,912,688               4,303,369
General and administrative expenses                                     5,552,466               4,724,466
Closing expense and disposal of assets                                    261,592                 473,722
                                                                  ---------------      ------------------
Operating (loss)income                                                  (588,269)               1,156,921

Other income (expense):
   Other income                                                           207,577                 124,467
   Interest income                                                        237,599                   1,337
   Interest expense                                                      (177,971)               (336,421)
                                                                  ---------------      ------------------
(Loss) income before (benefit)provision for income taxes,
minority interest and cumulative effect of accounting change             (321,064)                946,304

(Benefit) provision for income taxes                                     (175,436)                 81,500
                                                                  ---------------      ------------------
(Loss) income before minority interest and cumulative effect
of accounting change                                                     (145,628)                864,804

   Minority interest                                                       10,872                  87,971
                                                                  ---------------      ------------------
(Loss) income before cumulative effect of accounting change              (156,500)                776,833

   Cumulative effect of accounting change (net of income tax
effect)                                                                  (444,861)                      -

                                                                  ---------------      ------------------
Net (loss) income                                                 $      (601,361)     $          776,833
                                                                  ===============      ==================

Net (loss) income per share:
Net (loss) income before cumulative effect of accounting
change                                                            $         (0.01)     $             0.06
                                                                  ===============      ==================

Cumulative effect of accounting change                                      (0.02)                      -
                                                                  ===============      ==================
Net (loss) income                                                 $         (0.03)     $             0.06
                                                                  ===============      ==================

   Basic weighted average number of shares outstanding                 19,268,221              13,801,436
                                                                  ===============      ==================
   Diluted weighted average number of shares outstanding               19,268,221              13,890,188
                                                                  ===============      ==================

                                                                  52 WEEKS ENDED        53 WEEKS ENDED
                                                                  JANUARY 1, 2006      JANUARY 2, 2005(1)
                                                                  ---------------     -------------------
                                                                                (Unaudited)
Coffeehouse sales                                                 $   191,309,555      $    157,169,377
Other sales                                                             6,682,277             3,322,862
                                                                  ---------------      ----------------
Total net sales                                                       197,991,832           160,492,239

Cost of sales and related occupancy costs                              80,242,163            65,319,899
Operating expenses                                                     80,025,542            65,029,400
Opening expenses                                                        2,095,945             1,201,829
Depreciation and amortization                                          16,375,704            13,381,562
General and administrative expenses                                    22,742,130            15,534,987
Closing expense and disposal of assets                                    571,985             1,034,422
                                                                  ---------------      ----------------
Operating (loss)income                                                 (4,061,637)           (1,009,860)

Other income (expense):
   Other income                                                         1,336,081               378,309
   Interest income                                                        265,977                 5,583
   Interest expense                                                    (1,602,529)             (963,356)
                                                                  ---------------      ----------------
(Loss) income before (benefit)provision for income taxes,              (4,062,108)           (1,589,324)
minority interest and cumulative effect of accounting change

(Benefit) provision for income taxes                                       79,564               219,330
                                                                  ---------------      ----------------
(Loss) income before minority interest and cumulative effect
of accounting change                                                   (4,141,672)           (1,808,654)
   Minority interest                                                      318,943               265,163
                                                                  ---------------      ----------------
(Loss) income before cumulative effect of accounting change            (4,460,615)           (2,073,817)

   Cumulative effect of accounting change (net of income tax
effect)                                                                  (444,861)                    -

                                                                  ---------------      ----------------
Net (loss) income                                                 $    (4,905,476)     $     (2,073,817)
                                                                  ===============      ================

Net (loss) income per share:
Net (loss) income before cumulative effect of accounting
change                                                            $         (0.29)     $          (0.15)
                                                                  ===============      ================

Cumulative effect of accounting change                                      (0.03)                    -
                                                                  ===============      ================
Net (loss) income                                                 $         (0.32)     $          (0.15)
                                                                  ===============      ================

   Basic weighted average number of shares outstanding                 15,254,761            13,798,347
                                                                  ===============      ================
   Diluted weighted average number of shares outstanding               15,254,761            13,798,347
                                                                  ===============      ================

(1) The fourteen and 53 weeks of fiscal year 2004 have been reclassified to conform with the presentation of the thirteen and 52 weeks of fiscal year 2005

\
                   Caribou Coffee Company, Inc. and Affiliates
        (A Majority Owned Subsidiary of Caribou Holding Company Limited)

                      Condensed Consolidated Balance Sheets

                                                               JANUARY 1,            JANUARY 2,
                                                                 2006                  2005
                                                           -------------------------------------
                                                              (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                $    33,846,111  $       7,618,470
  Accounts receivable (net of allowance for doubtful             1,137,120            857,692
    accounts of approximately $237,595 and $34,900 at
    January 1, 2006 and January 2, 2005)
  Other receivables                                              2,260,254          1,093,675
  Income tax receivable                                            135,750            451,168
  Inventories                                                   11,182,512          5,704,440
  Prepaid expenses and other current assets                      1,251,555            441,014
                                                           ----------------------------------
Total current assets                                            49,813,302         16,166,459

Property and equipment, net of accumulated depreciation
  and amortization                                              96,022,720         67,639,732
Notes receivable                                                    64,531             80,649
Restricted cash                                                    321,030            539,983
Other assets                                                     1,738,717          1,780,105
                                                           ----------------------------------
Total assets                                               $   147,960,300  $      86,206,928
                                                           ==================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                         $    14,553,743  $       5,311,686
  Accrued compensation                                           5,462,657          4,707,242
  Accrued expenses                                               8,504,552          5,469,931
  Deferred revenue                                               8,165,260          5,308,713
                                                           ----------------------------------
Total current liabilities                                       36,686,212         20,797,572

Notes payable and capital lease obligations, less current               --         19,923,930
maturities
Asset retirement obligation liability                              760,997                 --
Deferred rent liability                                         10,485,177          8,420,509
Deferred revenue                                                 2,964,000          3,055,000
Minority interests in affiliates                                   138,159            217,206
                                                           ----------------------------------
Total long term liabilities                                     14,348,333         31,616,645

Commitments and contingencies

Shareholders' equity:
  Preferred stock, par value $.01, 20,000,000 shares
  authorized; no shares issued and outstanding                          --                 --
  Common stock, par value $.01, 200,000,000 shares
  authorized; 19,269,133 and 13,801,436 shares issued and
  outstanding at January 1, 2006 and January 2, 2005,
  respectively                                                     192,699            138,014
  Treasury stock                                                    (9,011)                --
  Additional paid-in capital                                   121,626,855         53,634,009
  Accumulated deficit                                          (24,884,788)       (19,979,312)
                                                           ----------------------------------
Total shareholders' equity                                      96,925,755         33,792,711
                                                           ----------------------------------
Total liabilities and shareholders' equity                 $   147,960,300  $      86,206,928
                                                           ==================================

                              EBITDA RECONCILIATION

The following is a reconciliation of the Company's net income (loss) for the 13 weeks ended January 1, 2006, 14 weeks ended January 2, 2005, 52 weeks ended January 1, 2006, and 53 weeks ended January 2, 2005 to EBITDA/adjusted EBITDA.

                                     13 Weeks Ended  14 Weeks Ended    52 Weeks Ended  53 Weeks Ended
                                    January 1, 2006  January 2, 2005  January 1, 2006  January 2, 2005
                                                               (Thousands)
                                   ---------------------------------------------------------------------
Statement of Operations Data:            (unaudited)      (unaudited)      (unaudited)
Net (loss) income                  $           (601) $           777  $        (4,905) $          (2,074)
Interest expense                                178              336            1,603                963
Interest income                                (238)              (1)            (266)                (6)
Depreciation and amortization(1)              5,514            4,703           18,284             14,791
Provision for income taxes                     (175)              81               80                219
                                   ---------------------------------  ----------------------------------
EBITDA                                        4,678            5,896           14,796             13,893
Consolidation of corporate and
operating locations                               -              500                -                500
Derivative income                                 -                -             (623)                 -

Amendment of employment agreement                 -                -            1,738                  -
                                   ---------------------------------  ----------------- ----------------
Adjusted EBITDA                    $          4,678  $         6,396  $        15,911  $          14,393
                                   =================================  ================ =================

(1) Includes depreciation and amortization associated with our headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on our statement of operations.

The following is a reconciliation of the Company's projected fiscal year 2006 net loss to adjusted EBITDA.

                                                          Range of Guidance
                                                           ($ in millions)
Net loss                                           ($ 3.8)          to          ($ 2.0)
Interest expense                                      0.6           to             0.3
Interest income                                      (0.3)          to            (0.3)
Depreciation & amortization (1)                      22.9           to            23.6
Income taxes                                          0.6           to             0.4
EBITDA/adjusted EBITDA                              $20.0           to           $22.0

(1) Includes depreciation and amortization associated with its headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.

Caribou Coffee uses EBITDA and Adjusted EBITDA:

      - As measurements of operating performance because they assist management in comparing the operating performance on a consistent basis as they remove the impact of items not directly resulting from the coffeehouse operations;

      - For planning purposes, including the preparation of its internal annual operating budget;

      -     To establish targets for certain management compensation matters;
            and

      - To evaluate the Company's capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA and Adjusted EBITDA: (a) do not represent net income or cash flows from operating activities as defined by GAAP; (b) are not necessarily indicative of cash available to fund the Company's cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company's other financial information as determined under GAAP.

The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. You are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Caribou Coffee's presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

                                      # # #